Exhibit 10.1

AMENDMENT

TO THE

INVESTMENT MANAGEMENT TRUST AGREEMENT

This Amendment No. 1 (this “Amendment”), dated as of December 15, 2022, to the Investment Management Trust Agreement (as defined below) is made by and between Mountain Crest Acquisition Corp. IV (the “Company”) and Continental Stock Transfer & Trust Company, as trustee (“Trustee”). All terms used but not defined herein shall have the meanings assigned to them in the Trust Agreement.

WHEREAS, the Company and the Trustee entered into an Investment Management Trust Agreement, dated June 29, 2021 (the “Trust Agreement”);

WHEREAS, Section 1(i) of the Trust Agreement sets forth the terms that govern the liquidation of the Trust Account under the circumstances described therein; and

WHEREAS, at an Special Meeting of the Company held on December 13, 2022, the Company’s stockholders approved (i) a proposal to amend the Company’s amended and restated certificate of incorporation (the “A&R COI”) giving the Company the right to extend the date by which it has to consummate a business combination for three months from January 2, 2023 to April 2, 2023 plus an option for the Company to further extend such date to July 2, 2023 in exchange for the Company depositing an amount that is equal to one percent (1%) multiplied by the amount of cash then available in the Trust Account (or approximately $580,000 assuming the Trust Account has $58,000,000) into the Trust Account and (ii) a proposal to amend the Trust Agreement to extend the term by which the Company has to consummate a business combination to from January 2, 2023 to April 2, 2023 plus an option for the Company to further extend such date to July 2, 2023 in exchange for the Company depositing an amount that is equal to one percent (1%) multiplied by the amount of cash then available in the Trust Account (or approximately $580,000 assuming the Trust Account has $58,000,000) or such later date as provided for in the A&R COI.

NOW THEREFORE, IT IS AGREED:

1.	Section 1(i) of the Trust Agreement is hereby amended and restated in its entirety as follows:

(i) Commence liquidation of the Trust Account only after and promptly after receipt of, and only in accordance with, the terms of a letter (“Termination Letter”), in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, signed on behalf of the Company by its President, Chief Executive Officer or Chairman of the Board and Secretary or Assistant Secretary and, in the case of a Termination Letter in a form substantially similar to that attached hereto as Exhibit A, acknowledged and agreed to by Network 1 Financial Securities, Inc., and complete the liquidation of the Trust Account and distribute the Property in the Trust Account only as directed in the Termination Letter and the other documents referred to therein; provided, however, that in the event that a Termination Letter has not been received by the Trustee upon the date which is, the later of (1) April 2, 2023, (2) July 2, 2023 and (3) such later date as provided in the Company’s Amended and Restated Certificate of Incorporation (the “Last Date”), the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B hereto and distributed to the Public Shareholders as of the Last Date.

IN WITNESS WHEREOF, the parties have duly executed this Investment Management Trust Agreement as of the date first written above.

CONTINENTAL STOCK TRANSFER & TRUST
COMPANY, as Trustee

By:	/s/ Francis E. Wolf, Jr.
Name:	Francis E. Wolf, Jr.
Title:	Vice President

MOUNTAIN CREST ACQUISITION CORP. IV

By:	/s/ Suying Liu
Name:	Suying Liu
Title:	Chief Executive Officer

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